Olympus Capital Corporation
                              115 South Main Street
                                 P.O. Box 45035
                        Salt Lake City,  Utah  84145-0035
                            Telephone (801) 325-1000

April 15, 1994

Dear Stockholder:

     The 1994 Annual Meeting of the Stockholders of Olympus Capital Corporation (the Corporation ) will be held on May 26, 1994 at the corporate offices of the Corporation at 115 South Main Street, 2nd Floor, Salt Lake City, Utah 84111, at 9:00 a.m., Mountain Daylight Time. You should carefully review the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement as well as the accompanying Annual Report to determine how to vote your shares by proxy or in person at the meeting.

The items of business to be considered at the Annual Meeting or any adjournment thereof are:

     1. The election of three persons as Class III members of the Board of Directors to serve until the Annual Meeting in 1997;

     2. A proposal to approve the selection of Deloitte & Touche as independent auditors of the Corporation for the fiscal year ending December 31, 1994; and

     3. The transaction of such other business, if any, as may properly come before the meeting.

     The Board of Directors recommends that you vote for the persons nominated as directors by the Nominating Committee of the Board of Directors and "for" the approval of Deloitte & Touche as independent auditors. To do so, all you need to do is sign your proxy card and return it in the enclosed postage prepaid envelope. If you hold multiple stock interests, you will have received more than one mailing of proxy materials. Please sign and return the proxy card for each mailing received. A separate proxy is required for each stock ownership account.

     It is important that you vote and return your proxy card or cards if you do not attend the Annual Meeting in person. A majority of the outstanding shares of the Corporation s common stock must be represented in person or by proxy to establish a quorum at the Annual Meeting. The absence of your proxy may necessitate an adjournment of the Annual Meeting until sufficient shares of stock are represented to constitute a quorum. If you attend the Annual Meeting in person, you may revoke your prior proxies and vote in person, should you wish to do so. A previously delivered proxy may be revoked by delivery of a subsequently executed proxy or written revocation.

                                   Sincerely,

                                   A. Blaine Huntsman
                                   Chairman

                            Olympus Capital Corporation
                               115 South Main Street
                                  P.O. Box 45035
                         Salt Lake City,  Utah  84145-0035
                             Telephone (801) 325-1000


                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held on May 26, 1994


To the Stockholders:

     The Annual Meeting of the Stockholders of Olympus Capital
Corporation (the "Corporation") will be held at the corporate offices of the Corporation at 115 South Main Street, 2nd Floor, Salt Lake City, Utah on May 26, 1994 at 9:00 a.m., Mountain Daylight Time, for the following purposes:

          1. The election of three persons as Class III members of the Board of Directors to serve until the Annual Meeting in 1997;

          2. To consider and act upon a proposal to approve the selection of Deloitte & Touche as independent auditors of the Corporation for the fiscal year ending December 31, 1994; and

          3. To transact such other business, if any, as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on April 15, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.


                                    By Order of the Board of Directors

                                    K. John Jones, Secretary



Salt Lake City, Utah
April 15, 1994


                              YOUR VOTE IS IMPORTANT

     Please sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid return envelope, whether or not you expect to attend the Annual Meeting. You may revoke your proxy either by delivering a subsequently executed proxy or declaration of revocation or by attending and voting at the Annual Meeting in person.

                                  PROXY STATEMENT               April 15, 1994

                          ANNUAL MEETING OF STOCKHOLDERS
                                        OF
                            OLYMPUS CAPITAL CORPORATION

                       115 South Main Street, P.O. Box 45035
                          Salt Lake City, Utah 84145-0035


                                 TABLE OF CONTENTS

General                                                          4


Proposal 1 - Election of Directors                               5

          The Directors                                          7

          Standing Committees of the Board of Directors          8

Proposal 2 - Selection of Auditors                               8

Management

          Executive Officers                                     9

          Executive Compensation                                10

          Interest of Management in Certain Transactions        14

Principal Holders of Voting Securities                          15

Stockholder Proposals for 1995 Annual Meeting                   16

Other Matters                                                   16

                                PROXY STATEMENT

                          ANNUAL MEETING OF STOCKHOLDERS
                                        OF
                            OLYMPUS CAPITAL CORPORATION

                       115 South Main Street, P.O. Box 45035
                          Salt Lake City, Utah 84145-0035


GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Olympus Capital Corporation (the "Corporation"), to be voted at the Annual Meeting of Stockholders of the Corporation which will be held on May 26, 1994 for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This Proxy Statement, the foregoing Notice of Annual Meeting of Stockholders and the enclosed form of Proxy are first being mailed to stockholders of record of the Corporation on or about April 15, 1994.

    The close of business on April 15, 1994 has been fixed as the record date for the determination of stockholders entitled to and to vote at the Annual Meeting. On that date there were outstanding and entitled to vote 3,099,639 shares of common stock, par value $1.00 per share, of the Corporation. A majority of the issued and outstanding shares of common stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting. The three nominees receiving, respectively, the highest number of votes cast for the election of Class III directors at the Annual Meeting will be elected as directors of the Corporation. Each stockholder has cumulative voting rights with respect to the election of directors. Cumulative voting allows a stockholder to cast a number of votes for the election of directors determined by multiplying the number of shares held times the number of directors to be elected. A stockholder may cast all of his or her votes for one nominee or he or she may distribute his or her votes between the nominees, if he or she desires. A stockholder who wishes to vote by proxy, and exercise his or her cumulative voting rights in doing so, should advise the Board of Directors in writing how he or she wishes to have his or her votes distributed among the nominees for directors. Such written instructions should accompany the proxy card or cards to which they relate. The proposal that the firm of Deloitte & Touche be approved as independent auditors, and all other matters that may properly come before the meeting will be approved if the votes cast in favor of such proposal or matter exceed the votes cast against such proposal or matter. Each share of common stock of the Corporation is entitled to one vote on all matters that properly come before the meeting.

PROXIES

     Shares represented by proxies received by the Corporation will be voted in accordance with the specifications made therein by the stockholder or, with respect to cumulative voting, in any accompanying written instructions. Any proxy not specifying the contrary will be voted in favor of the nominees designated herein for the directors (the persons named in the proxies will, in their discretion, exercise a stockholder's cumulative voting rights and distribute votes between the nominees designated herein for directors), to select Deloitte & Touche as independent auditors and, in the discretion of the Board of Directors, on any other business which may properly come before the meeting. Prior to the actual vote thereof at the Annual Meeting, or any adjournment thereof, a proxy may be revoked by the person giving such proxy by such person filing with the Secretary of the Corporation, at the address set forth above, a written revocation or duly executed proxy bearing a later date or by such person voting in person at the Annual Meeting.

     In addition to the solicitation of proxies by mail, certain of the officers and employees of the Corporation or Olympus Bank, a Federal Savings Bank, the principal operating subsidiary of the Corporation ("Olympus Bank"), without remuneration, may solicit proxies on behalf of management in person or by telephone, facsimile transmission, telegraph, or cable. The Corporation will also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for the reasonable cost of forwarding such materials. The costs of the Annual Meeting and of this solicitation of proxies will be borne by the Corporation.


PROPOSAL 1 - ELECTION OF DIRECTORS

     On February 1, 1994 the Nominating Committee of the Board of Directors nominated the following persons, all of whom are presently directors, to serve in the class and for the term indicated below, and until their respective successors have been elected and qualified:


                                        To Serve Until
    Name          Class of Director     Annual Meeting in

Richard G. Price          III                 1997
Ramon E. Johnson          III                 1997
K. John Jones             III                 1997

     The Board of Directors recommends that the stockholders vote "for" the above-named nominees. It is intended that the persons named in the accompanying proxy will vote for the election of those persons unless the stockholder giving the proxy withholds authority to vote for one or more of them. The Board of Directors believes that each of the nominees will be available and able to serve as a director, but if for any reason any of them is not, the persons named in the proxy may exercise discretionary authority to vote for substitute nominees proposed by the Board of Directors.

     The Corporation presently has eight directors consisting of two Class I, three Class II and three Class III directors. The Bylaws of the Corporation indicate that the Board of Directors of the Corporation shall consist of no less than three members and no more than fifteen members as determined by resolution of the Board of Directors from time to time. The Board of Directors has set the number of directors at eight. The Amended and Restated Articles of Incorporation of the Corporation provide that the Board of Directors shall be divided into
three classes.   One class is to be elected annually.  Directors in a
class are elected for three years and until a successor is duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named herein.

     John L. Richards resigned from the Board of Directors of the Corporation and Olympus Bank effective March 18, 1993. Mr. Richards served as a Class I member of the Board. On July 29, 1993, K. John Jones was elected as a Class III director of the Corporation and Olympus Bank by the Board of Directors.

     Gregory L. Smith, currently serving as a Class II director of the Board of Directors of the Corporation and Olympus Bank, has submitted his resignation as a director effective May 26, 1994. The vacancy will not be filled at the Annual Meeting as a suitable candidate has not been identified or nominated. As a result, there will be a vacancy in the Board of Directors after May 26, 1994.

     Information concerning the directors of the Corporation, including the nominees and the Named Executive Officers (as hereinafter defined), is set forth in the table at the top of the next page. This table also indicates the number of shares of the Corporation's common stock beneficially owned by each director and each such Named Executive Officer or which such director or Named Executive Officer has the right to vote or acquire, and by all directors and executive officers as a group as of March 31, 1994.

                                                                   Stock Ownership
                              Director                            Amount & Nature             Percent
        Name           Age     Since          Title of Class     of Beneficial Ownership<F1> of Stock
DIRECTORS SERVING UNTIL
 1995 ANNUAL MEETING
Class I
A. Blaine Huntsman      57     1988            Common Stock        246,026 shares<F2>         7.6%
Gregory L. Smith        57     1989            Common Stock         12,300 shares             Less than 1%

DIRECTORS SERVING UNTIL
 1996 ANNUAL MEETING
Class II
Richard N. Hokin        53     1982            Common Stock        304,000 shares<F3>         9.8%
James K. Loebbecke      57     1992            Common Stock          2,000 shares             Less than 1%
R. Gibb Marsh           45     1992            Common Stock         15,200 shares<F4>         Less than 1%

DIRECTORS SERVING UNTIL
 1994 ANNUAL MEETING
Class III
Richard G. Price        66     1972            Common Stock            100 shares             Less than 1%
Ramon E. Johnson        58     1990            Common Stock            713 shares             Less than 1%
K. John Jones           40     1993            Common Stock         10,002 shares<F5>         Less than 1%

OTHER NAMED EXECUTIVE
 OFFICERS
Gary L. Matern          50       -             Common Stock         10,090 shares<F6>         Less than 1%

All directors
and executive officers
as a group (10 persons)                        Common Stock        605,444 shares<F7>         18.6%

     <F1>The above table does not include shares held for the account of the indicated persons and group by the Employee Stock Bonus Plan which on February 28, 1993 held 117,435 shares.

     <F2>The above table includes 74,500 shares owned by a limited partnership in which Mr. Huntsman is a limited partner with 37% ownership. The table includes 125,000 shares which Mr. Huntsman has the right to acquire pursuant to stock options.

     <F3>See footnote 1 to the table under "Principal Holders of Voting
         Securities" for a description of Mr. Hokin's benificial ownership.

     <F4>The above table includes 5,000 shares which Mr. Marsh has the right to acquire pursuant to stock options.

     <F5>The above table includes 8,000 shares which Mr. Jones has the right to acquire pursuant to stock options.

     <F6>The above table includes 10,000 shares which Mr. Matern has the right to acquire pursuant to stock options.

     <F7>The above table includes 148,000 shares which certain directors and executive officers have the right to acquire pursuant to stock options.

THE DIRECTORS

     A. Blaine Huntsman was elected Vice Chairman of the Board of Directors of the Corporation and Chief Executive Officer of the Corporation in July 1988, Chairman of the Board of Directors in December 1988 and served as President of the Corporation from August 1989 to August 1993. He was elected a director of Olympus Bank in July 1988 and Chairman of the Board of Directors in August 1989. He also served as President of Olympus Bank from August 1989 to January 1991. Mr. Huntsman was Professor of Finance at the University of Utah from 1972 to 1988 (but was on leave for significant periods of time during such years to pursue various business activities), and served as Dean of the Graduate School of Business and College of Business from 1975 to 1980. He was co-founder and Chairman of the Board of Huntsman Container Corporation (a manufacturer of polystyrene containers) and of Huntsman-Christensen Corporation (a real estate construction and development firm). Mr. Huntsman received his Ph.D. in Economics from the University of Pennsylvania (Wharton School) in 1968. He served as a director of Dean Witter Reynolds Organization, Inc. from 1978 until its acquisition by Sears in 1982 and was a director of Arcata Corporation from 1978 to 1982. He currently serves as a director of Geneva Steel Company, a Utah corporation engaged in steel manufacturing, Zions Co-operative Mercantile Institution, a retailing company serving the intermountain area, and of Kahler Corporation, a hotel operator.

     Gregory L. Smith is an investor and consultant and has been a director of the Corporation and Olympus Bank since April 1989. Mr. Smith has been Chairman of Fountain Capital Management in Overland Park, Kansas, since March 1990. He has been President and Chief Executive Officer of Gregory L. Smith and Sons, Inc., a privately owned consulting firm, since August 1978. In 1990, he became a trustee of the Lutheran Church, Missouri Synod, Foundation. From 1982 to March 1988, Mr. Smith was President and Chief Executive officer of Smith Breeden Associates, a privately owned firm specializing in financial consulting services. He is a member of numberous boards for both charitable and private organizations. Mr. Smith has been a director of the Corporation and Olympus Bank since 1989.

     Richard N. Hokin has been Chairman of Intermountain Industries, Inc., Boise, Idaho, since 1984. Intermountain's principal subsidiary, Intermountain Gas Company, distributes natural gas in southern Idaho.
Mr. Hokin is managing general partner of Century Partners, a private investment partnership, organized in 1967, which holds approximately 9.4% of the outstanding common stock of the Corporation. Mr. Hokin has been a director of the Corporation and Olympus Bank since 1982.

      Ramon E. Johnson has been a Professor of Finance at the University of Utah since 1966. He received his Ph.D. in finance from the University of Wisconsin in 1966. Mr. Johnson is a Chartered Financial Analyst and belongs to several professional societies, including the Financial Management Association. He was a member of the Consumer Advisory Council for the Federal Reserve Board from 1987 to 1989, and is currently a member of the Utah State Board of Financial Institutions. In 1983, he served as a member of the task force for Current Value Accounting for the Federal Home Loan Bank Board. In addition to his teaching and research activities, Mr. Johnson has been a consultant for several financial institutions and public utility companies in Salt Lake City, Utah, as well as the Utah State Legislative Auditor General. Mr. Johnson has been a director of the Corporation and Olympus Bank since 1990.

     James K. Loebbecke has been a Professor of Accounting at the University of Utah since 1980. Prior to 1980 he was a partner in the accounting firm of Touche Ross & Co. in its New York office. Mr. Loebbecke has authored several books and articles on the subjects of auditing and other accounting issues and is a member of several professional societies, including the American Institute of Certified Public Accountants. In addition to his teaching and research duties, Mr. Loebbecke is a principal in Norman/Loebbecke Associates, financial and litigation consultants, where he performs services as an expert witness in business and accounting-related litigation. Mr. Loebbecke has been a director of the Corporation and Olympus Bank since 1992.

     R. Gibb Marsh has been employed by the Corporation, or one of its subsidiaries, since June of 1972. Mr. Marsh was elected President and Chief Operating Officer of Olympus Bank in May 1993. He was elected President of the Corporation in August 1993. Prior to his election as President of Olympus Bank, Mr. Marsh was the Chief Credit Officer for Olympus Bank with principal responsibility for loan origination and underwriting, loan servicing and special asset management. Mr. Marsh has held many positions during his 21 year tenure with Olympus Bank. He has been a director of the Corporation and Olympus Bank since 1992.

     K. John Jones has been employed by the Corporation, or one of its subsidiaries, since February 1979. Mr. Jones has been a Senior Vice President of the Corporation since 1987. He was elected as Chief Financial Officer in 1989. Mr. Jones is also the Secretary and Treasurer of the Corporation and Olympus Bank. His services to the Corporation and Olympus Bank have been in the areas of interest rate risk management, investment securities, commercial real estate underwriting and internal auditing. On July 29, 1993 he was elected by the directors of the Corporation and Olympus Bank to fill a vacancy in the Board of Directors of the Corporation and Olympus Bank.


STANDING COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Corporation has an Executive
Committee, an Audit Committee, an Executive Compensation Committee, and a Nominating Committee. The membership and functions of these four committees are described below:

     Executive Committee. The Executive Committee presently is composed of Richard N. Hokin, A. Blaine Huntsman, and Ramon E. Johnson. This committee has the authority to act for the Board of Directors in the interim between Board Meetings. The Executive Committee did not hold any meetings in 1993.

     Audit Committee. The Audit Committee is presently composed of Richard G. Price, Ramon E. Johnson, and James K. Loebbecke. The functions of the Audit Committee include making recommendations to the full Board of Directors concerning the engagement or discharge of the independent auditors, reviewing with the independent auditors the results of the auditing engagement and reviewing the independence of the independent auditors. In addition, the Audit Committee selects the internal auditors, reviews the scope and results of the internal auditing procedures and reviews the adequacy of the system of internal accounting records. The Audit Committee also provides oversight by reviewing, in summary, a list of each loan reviewed by the Loan Review Group and any overall trends noted in the portfolio. Additionally, the Audit Committee confirms with the Loan Review Group the loan classifications assigned pursuant to the independent review. The Audit Committee held nine meetings during 1993.

     Executive Compensation Committee. The Executive Compensation Committee is composed of certain non-management directors, presently consisting of Richard N. Hokin, Gregory L. Smith, and Richard G. Price. The functions of the Executive Compensation Committee include making recommendations to the Board of Directors concerning the remuneration arrangements for senior management and directors, recommending compensation plans in which officers are eligible to participate and recommending compensation and stock options to be granted under such plans. The Executive Compensation Committee held four meetings during 1993.

     Nominating Committee. The Nominating Committee is composed of the full Board of Directors. Pursuant to the Bylaws of the Corporation, the Nominating Committee has or will deliver written nominations to the Secretary of the Corporation at least twenty days prior to the date of the Annual Meeting. The Bylaws provide that no nominations for directors except those made by the Nominating Committee may be voted upon at the Annual Meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Corporation at least sixty days (but not more than ninety days) prior to the one year anniversary of the previous year's Annual Meeting. Ballots bearing the names of all persons nominated by the Nominating Committee and by stockholders shall be provided for use at the Annual Meeting. The Nominating Committee is not required to consider nominees suggested, but not timely made, by stockholders. The Nominating Committee held two meetings during 1993.

     A total of 16 regularly scheduled and special meetings of the Corporation's Board of Directors were held in 1993. No person who is currently a director attended fewer than 75% of the aggregate of the total number of such meetings and the total number of meetings held by all committees of the Board of Directors in which he served which were held during the period he was a director.

PROPOSAL 2 - SELECTION OF AUDITORS

     The Audit Committee has recommended to the Board of Directors, and the Board of Directors recommends to the stockholders, that the firm of Deloitte & Touche be selected as the independent auditors of the Corporation for the 1994 fiscal year. Deloitte & Touche, or the predecessor firm, Deloitte, Haskins & Sells, has served as independent auditors for each fiscal year of the Corporation's existence and, since 1970, for Olympus Bank.

     A representative of Deloitte & Touche is expected to attend the Annual Meeting. He will have an opportunity to make a statement if he so desires and will be available to answer appropriate questions from stockholders.

MANAGEMENT

Executive Officers

The executive officers of the Corporation are as follows:

       Name                Age    Officer Since<F1>          Positions

A. Blaine Huntsman          57        1988           Director, Chairman of the Board and Chief Executive
                                                     Officer of the Corporation and a Director, Chairman of
                                                     the Board and Chief Executive Officer of Olympus Bank

R. Gibb Marsh               45        1977           President and Chief Operating Officer of the
                                                     Corporation and Olympus Bank

K. John Jones               40        1987           Senior Vice President, Chief Financial Officer,
                                                     Secretary and Treasurer of the Corporation and
                                                     Olympus Bank

Gary L. Matern              50        1990           Senior Vice President of
                                                     the Corporation and Olympus Bank

Kathy K. Hale               46        1987           Senior Vice President of the Corporation and Olympus
                                                     Bank and Chief Credit Officer of Olympus Bank

<F1>    Indicates the period of time during which such persons have served as officers of the Corporation or Olympus Bank.

     There is no family relationship between any of the directors or executive officers. All officers are elected annually by the Board of Directors to serve until they are removed by the Board of Directors or until their successors have been duly elected and qualified.

     For information concerning the positions and background of A. Blaine Huntsman, R. Gibb Marsh and K. John Jones, see "The Directors" above.

     Gary L. Matern has been an employee and executive officer of the Corporation and Olympus Bank since July 1990. From 1988 to 1990 he was an Account Manager for Systematics Inc. of Little Rock, Arkansas, and from 1964 to 1988 he was Vice President and Cashier for First Interstate Bank of Utah, N.A.

     Kathy K. Hale has been an employee of the Corporation and Olympus Bank since 1976 and an executive officer of the Corporation since January 1987.

Disclosure of Delinquent Filings

     A. Blaine Huntsman, Chairman of the Board, Chief Executive Officer and Director, James K. Loebbecke, Director, Gary L. Matern, Senior Vice President, and Kathy K. Hale, Senior Vice President and Chief Credit Officer, each filed one late report Form 4 during fiscal 1993 each relating to a single transaction.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer and each of the other four most highly compensated executive officers of the Corporation whose compensation exceeded $100,000 for the year (determined as of the end of the last fiscal year)(hereafter referred to as the "Named Executive Officers") for the fiscal years ending December 31, 1991, 1992, and 1993.

                            SUMMARY COMPENSATION TABLE

                                                                                 Long Term Compensation
                         Annual Compensation                                Awards               Payouts

                                                         Other
                                                         Annual    Restricted     Securities                All Other
                                                         Compen-     Stock        Underlying     LTIP        Compen-
                                                         sation      Awards        Options/     Payouts      sation
Name & Principal    Year      Salary ($)     Bonus ($)     ($)        ($)          SARs (#)       ($)          ($)<F1>
Position

A. Blaine Huntsman   1993      $182,200       -             -          -         -              -         $14,897
Chairman &           1992      $182,200       -             -          -         -              -         $20,004
CEO                  1991      $182,200       -             -          -         100,000        -         $18,751


R. Gibb March        1993       $88,000       $36,379       -          -             -          -         $ 7,141
Director, President  1992       $88,000       $ 3,000       -          -          20,000        -         $10,560
COO                  1991       $85,000       $10,000       -          -          10,000        -         $10,200


K. John Jones        1993       $75,000       $31,005       -          -            -           -         $ 4,958
Director, Sr. V.P.,  1992       $67,500       $ 3,000       -          -          15,000        -         $ 6,066
CFO, Sec.& Treas.    1991       $65,000       $ 5,000       -          -           5,000        -         $ 5,844

Gary L. Matern       1993       $75,000       $31,005       -          -            -           -         $ 6,086
Sr. V.P.-            1992       $75,000       $ 3,000       -          -          15,000        -         $ 9,000
Operations           1991       $72,000       $ 5,000       -          -           5,000        -         $ 4,320

    <F1>The amounts shown in this column are the annual employer contributions to the non-contributory retirement plan and the employee stock bonus plan.

Stock Options

     No individual grants of stock options or free standing stock appreciation rights were granted during fiscal 1993 to the Named
Executive Officers.

Option Exercises

      The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options and/or SARs during the fiscal year and unexercised options and SARs held as of the end of the fiscal year:

                      AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                                  FISCAL YEAR-END OPTION/SAR VALUES

                                                                 Number of           Value of Unexercised
                                                                Unexercised               In-the-Money
                                                                Options/SARs             Options/SARs
                                                                 at FY-End                at FY-End<F1>
                                                                    (#)                        ($)

                   Shares Acquired             Value
                     on Exercise              Realized         Exercisable(E)/         Exercisable(E)/
      Name              (#)                     ($)           Unexercisable (U)       Unexercisable (U)

A. Blaine Huntsman     -                       -                  125,000 (E)            $1,350,000 (E)

R. Gibb Marsh          10,000                  $97,500              5,000 (E)            $   44,350 (E)
                                                                   15,000 (U)            $  135,000 (U)

K. John Jones           2,000                  $19,500              8,000 (E)            $   78,100 (E)
                                                                   10,000 (U)            $   90,000 (U)

Gary L. Matern           -                       -                 10,000 (E)            $  100,600 (E)
                                                                   10,000 (U)            $   90,000 (U)

     <F1>The price of a share of the Corporation's common stock as reported by NASDAQ on December 31, 1993 was $14.50. The value of unexercised options is the difference between the exercise price and the price of a share of the Corporation's common stock as of December 31, 1993.

Employment Contracts and Termination of Employment Agreements

     The Corporation has entered into a Deferred Compensation Agreement (the "Agreement") with A. Blaine Huntsman in connection with Mr. Huntsman's employment as Chief Executive Officer of the Corporation. The Agreement provides that a general ledger account (the "Deferred Compensation Account") shall be established with $1,250 being credited thereto on the first day of each month commencing on August 1, 1988 and continuing until the termination of Mr. Huntsman's employment with the Corporation. The Deferred Compensation Account has been established solely for accounting and record keeping purposes and there may be no actual assets or property in such account. Any amount credited to the Deferred Compensation Account will (solely for accounting purposes) be invested in investments that are approved by Mr. Huntsman. Upon termination of Mr. Huntsman's employment, the Corporation shall pay to him or his designated beneficiary (in the event of death) the fair market value of the Deferred Compensation Account as of the date of termination in five equal annual installments. Each installment shall include the earnings on the remaining balance until the Deferred Compensation Account shall have been paid out in full. At no time shall Mr. Huntsman have any property interest whatsoever in any specific asset of the Corporation as a result of the Agreement.

     The Board of Directors adopted a cash incentive plan in 1993 that provides for additional compensation to be paid to R. Gibb Marsh, K. John Jones, Gary L. Matern and Kathy K. Hale, in the event of a "change in control" of the Corporation or Olympus Bank if such officers are still employees and officers of Olympus Bank at the date immediately prior to such change in control. The amount of additional compensation to be paid to such executive officers, as a group, shall be equal to 2% of the greater of (i) the fair market value of the issued and outstanding common stock of the Corporation on the date immediately prior to the change in control, or (ii) the "tangible net worth" of the Corporation immediately prior to the change in control. Under the terms of the cash incentive plan, R. Gibb Marsh, K. John Jones, Gary L. Matern and Kathy K. Hale would be entitled to receive 31%, 23%, 23% and 23%, respectively, of such additional compensation distributable under the cash incentive plan.

     In addition, the exercisability of certain options granted to the Named Executive Officers will be accelerated under the terms of the Stock Option Plan in the event that the Corporation, its shareholders, or both, enter into a written agreement to dispose of all or substantially all of the assets or stock of the Corporation by means of a sale, merger, consolidation, reorganization, liquidation or similar transaction.


Board Compensation Committee Report on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that incorporates by reference, in whole or part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Executive Compensation Committee and the Performance Graph set forth below shall not be, and shall not be deemed to be, incorporated by reference into any such filings.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Executive Compensation Principles

     The Corporation's executive compensation program is based on guiding principles designed to align executive compensation with the values, objectives and business and financial performance of the Corporation. The basic philosophy of the Executive Compensation Committee of the Board of Directors of the corporation (the "Compensation Committee") is to attempt to align the interests of senior management with the interests of the shareholders of the Corporation. Accordingly, the executive compensation program is designed to achieve the following objectives:

     * Attracting and retaining highly qualified individuals who are capable of making significant contributions to the long-term success of the Corporation.

     * Rewarding executive officers for long-term strategic management and the enhancement of shareholder value.

     * Promoting a performance oriented environment that encourages Corporation and individual achievement.

Executive Compensation Program

     The Corporation's executive compensation program consists of both cash and equity-based compensation. The Compensation Committee is responsible for establishing and administering the policies which govern both cash and equity-based compensation. The components of the Corporations executive compensation program and the policies which govern their implementation are outlined briefly below:

     Cash Compensation. Cash compensation for the Corporation's executive officers, other than the Chief Executive Officer, consists of an annual base salary and an annual cash bonus. In establishing the level of cash compensation for such executive officers, the Compensation Committee attempts to fix the base salaries of the executive officers at approximately 80% of the industry average for comparable positions with the opportunity for such executive officers to receive annual cash bonuses that would make total cash compensation comparable to or greater than the industry average if the Corporation meets or exceeds certain financial performance goals as discussed below.

     The Corporation's annual cash bonuses to its executive officers which are reflected in the Summary Compensation Table for the Named Executive Officers, are based on the financial performance of the Corporation as measured by net income. Under the Corporation's cash incentive plan adopted by the Board of Directors in 1993, the Board of Directors annually approves a business plan for the succeeding fiscal year. If the Corporation meets or exceeds the performance goals set forth in the business plan, the Corporation will distribute additional compensation to senior executive officers (excluding the Chief Executive Officer) of the Corporation, as a group, in an aggregate amount equal to a percentage of the total base compensation of such group for such year. The percentage of base compensation to be distributed under the cash incentive plan shall range from 25% (if 100% of the desired performance is achieved) up to a maximum of 100% (if actual performance exceeds by 50% the desired performance set forth in the business plan). The additional compensation to be awarded under the cash incentive plan is distributed among senior executive officers in such percentages as determined by the Chief Executive Officer who does not participate in the cash incentive plan. In addition, the cash incentive plan provides for cash bonuses to certain other members of management ranging from 6% to 16% of their base compensation if certain performance goals are met by the Corporation.

     The Corporation may also pay up to an aggregate amount of $30,000 per year to employees of the Corporation who have demonstrated extraordinary performance, even if the Corporation does not meet or exceed the annual performance goals.

     Equity-Based Compensation. The Olympus Capital Corporation Nonqualified Stock Option Plan and Incentive Stock Option Plan, as amended (the "Stock Option Plan"), is designed to advance the long term interests of the Corporation by aligning the long term interests of executive officers with those of the Corporation's shareholders. The Compensation Committee attempts to accomplish this by providing executive officers with an opportunity to build a meaningful stake in the Corporation through the grant of options (the "Options") to purchase shares of the Corporation's common stock under the Stock Option Plan. Options granted under the Stock Option Plan may be either incentive stock options as that term is defined in the Internal Revenue Code of 1986, as amended, or nonqualified options. The maximum number of shares of the common stock of the Corporation available for issuance upon exercise of Options under the Stock Option Plan is 500,000. Directors, managers, key employees and others who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Compensation Committee, would benefit the Corporation, are eligible to receive Options under the Plan. The Compensation Committee has complete authority to determine the persons to whom and the time or times at which grants of Options will be made, whether such Options will be incentive or nonqualified options, and the exercise price, term, restrictions on exercise and vesting schedules of such Options.

     Executive officers may also participate in the Amended and Restated Olympus Capital Corporation Employee Stock Bonus Plan and the Corporation's defined contribution retirement plan on terms and conditions applicable to all eligible employees of the Corporation and its subsidiaries. Certain executive officers may elect to defer certain awards or compensation under the Corporation's employee benefit plans.

Compensation of Chief Executive Officer

     The salary of Blaine Huntsman, the Corporation's Chief Executive Officer, has remained at the same level since 1988. Mr. Huntsman's base salary is not related directly to executive performance or average compensation levels in the industry and is below the industry average for chief executive officers. The Compensation Committee established Mr. Huntsman's present salary in 1988 based on the Corporation's financial position at that time, its focus on cost containment and the need to accomplish a major restructuring of the Corporation's assets and operations. To provide adequate incentive to Mr. Huntsman in connection with the restructuring of the Corporation's assets and operations, and to compensate Mr. Huntsman for long-term strategic management of the Corporation, the Compensation Committee awarded Mr. Huntsman 100,000 Options in 1991 under the Stock Option Plan.

     The Compensation Committee considered an increase in Mr. Huntsman's salary level in 1993 because his base salary was below the industry average, significant progress in the restructuring had been achieved and the Corporation's financial performance had markedly improved; however, taking into account the value of the Options previously granted to Mr. Huntsman, the Committee elected not to increase his salary. In addition to his base salary, Mr. Huntsman also has a deferred compensation arrangement with the Corporation as previously described in this Proxy Statement.

               EXECUTIVE COMPENSATION COMMITTEE

                         Richard N. Hokin
                         Gregory L. Smith
                         Richard G. Price

Compensation of Directors

     In 1993, directors were paid $1,500 for each quarter they served as a director of the Corporation, $250 for each quarter that they chaired a committee of the Board with the exception of the audit committee whose chair receives $625 for each quarter. Each director also receives a $750 fee for each day spent in Board meetings and a $500 fee for each day spent in committee meetings. All directors are also reimbursed by the Corporation for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee is composed of certain non-management directors consisting of Richard N. Hokin, Gregory L. Smith. and Richard G. Price. During 1993, certain directors serving on the Executive Compensation Committee were indebted to Olympus Bank. See "Interest of Management in Certain Transactions."

Performance Graph

Olympus Capital Corporation Stock Price Performance Graph has been submitted to the Securities and Exchange Commission under cover of Form SE.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     During 1993, certain directors and executive officers of the Corporation were indebted to Olympus Bank. These loans were made by Olympus Bank in the ordinary course of its business and were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers of Olympus Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of March 31, 1994 as to those persons or entities known to the Corporation who own beneficially 5% or more of the outstanding common stock of the Corporation.

                  Name and Address                  Amount and Nature
Title of Class    of Beneficial Owner             of Beneficial Ownership         % of Class
Common Stock      Century Partners<F1>                 304,000 Shares                  9.8%
                  800 Post Road
                  Darien, CT 06820

Common Stock      Charter National Life
                  Insurance Company
                  8301 Maryland Ave
                  St. Louis, MO 63105

Common Stock      LNC Investments, Inc.<F2>
                  529 East South Temple
                  Salt Lake City, UT 84102

Common Stock      Leucadia, Inc.<F2><F3>               539,891 Shares                 17.4%
                  315 Park Avenue South
                  New York, NY 10010

Common Stock      Leucadia National Corporation<F2><F3>
                  315 Park Avenue South
                  New York, NY 10010

Common Stock      A. Blaine Huntsman                   246,026 Shares<F5>              7.6%
                  115 South Main Street
                  Salt Lake City, UT 84111

Common Stock      Evergreen Investment, Ltd.<F4>
                  1910 East 3060 South
                  Salt Lake City, UT 84106

<F1>The general managing partner of Century Partners, a New York limited partnership, is Richard N. Hokin, who is currently a director of the corporation.

<F2>These persons (Leucadia Group) could be deemed to be members of a "group" as that term is used in section 13(d) of the Securities Exchange Act of 1934, which owns 5% or more of the common stock of the Corporation. The information was obtained from a Form 4 filed with the Securities and Exchange Commission on or about September 8, 1993.

<F3>Each may be considered a benificial owner of the common stock of the
    Corporation held by Charter National Life Insurance Company and LNC Investments, Inc..

<F4>These persons could be deemed to be members of a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, which owns 5% or more of the common stock of the Corporation. This information was obtained from a Form 4 filed with the Securities and Exchange Commission on or about August 20, 1993.

<F5>This figure includes 125,000 shares which Mr. Huntsman has the right to acquire pursuant to stock options.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's 1995 Annual Meeting and accompanying proxy solicitation materials, the proposal must be stated in writing and be filed with the Secretary of the Corporation by March 29, 1995 but not before February 24, 1995. The Board of Directors will review any proposal which is received by that date and determine whether it should be included in the Corporation's 1995 Annual Meeting and proxy solicitation materials.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment. The officers and directors may read the minutes of the 1993 Annual Meeting of Stockholders of the Corporation and make reports, but stockholders will not be requested to approve or disapprove such minutes or reports.


             By Order of the Board of Directors





             K. John Jones, Secretary
             Salt Lake City, Utah